Exhibit 5.1

September 11, 2006

deltathree, Inc.
75 Broad Street, 31st Floor
New York, NY 10004

Ladies and Gentlemen:

I am the Corporate Counsel and Secretary of deltathree, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the preparation of the the registration statement on Form S-8 which the Company proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 2,500,000 shares of our Class A common stock, par value $.001 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the deltathree, Inc. 2004 Stock Incentive Plan, as amended, and the deltathree, Inc. 2006 Non-Employee Director Stock Plan (collectively, the “Plans”).

In connection with the foregoing, I, or attorneys on my staff, have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we have deemed advisable. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as copies, and the authenticity of the originals of such copies. In addition, we have relied upon certificates of public officials, of officers and representatives of the Company, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Based on the foregoing, I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold, which are of original issuance, upon sale and payment therefore in accordance with the Plans and the resolutions of the Board of Directors relating to the Plans, will be validly issued, fully paid and nonassessable.

I am admitted to practice in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Corporate Law of the State of Delaware and the Federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours,

/s/ Eugene Serban
Eugene Serban Corporate Counsel and Secretary